120 Corporate Blvd. South Plainfield, NJ 07080 908-546-3900 (voice) 908-546-3901 (fax)

October 15, 2004

Mr. Cameron Saifi 1407 Deer Path Mountainside, New Jersey 07092

Re: Separation Agreement Including a General Release

Dear Mr. Saifi:

                This letter (the “Agreement”) sets forth the terms of our agreement with respect to your separation from employment with ION Networks, Inc. (“ION”) and the end of your tenure as Executive Vice President and Chief Operating Officer of ION. This Agreement will become effective on the eighth (8th) day after you sign and return this letter in accordance with its terms, and have not revoked the letter pursuant to par. 2(c) (the “Effective Date”).

                1.              (a)          You resigned from all offices and positions of any kind that you held at ION as of July 7, 2003 (the “Separation Date”). You hereby agree that, as of the Separation Date and, except to the extent otherwise provided in this Agreement, all of ION’s and your obligations under the Employment Agreement dated as of October 17, 2001, as amended on September 30, 2002 and January 8, 2003, between you and ION (the “Employment Agreement”), have become null and void, except for the obligations set forth in Section 6 (captioned “Developments and Confidential Information”) of the Employment Agreement. You and ION hereby terminate the Employment Agreement, except for the provisions set forth in the immediately preceding sentence, as of the Separation Date. Without limiting the generality of the foregoing, all compensation, including bonuses, and all other benefits and perquisites of employment with ION, have (as of the Separation Date) ceased, and all rights heretofore granted to you to purchase or otherwise obtain equity securities of ION, including the Stock Purchase Agreement dated as of October 17, 2001 (the “Stock Purchase Agreement”) between you and ION (but excluding 8,500 shares of Series A Preferred Stock, par value $0.001 per share, of ION purchased on September 13, 2002), have (as of the Separation Date) been terminated and are of no further force and effect. You agree that because you and the Company mutually agreed to your separation from your positions at ION you are not entitled to any severance payments or held-back pay as provided in the Employment Agreement.

                                (b)            You acknowledge and confirm that you hereby assign and transfer to ION all of your right, title and interest in 600,000 shares ION Common Stock represented by certificates # IN0878, IN0879, IN0880, IN0881, IN0882, IN0883, IN0884, IN0885, IN0886, and IN0887, in cancellation of all indebtedness to ION under those certain Partial Recourse

Promissory Notes dated October 17, 2001, made by you in favor of ION (collectively, the “Notes”). The aggregate principal amount of the Notes is equal to $185,400, with $31,526 of accrued interest; for a total aggregate indebtedness hereby discharged equal to $216,926. You hereby assign, transfer and set over to the Company all 600,000 shares of common stock owned by you, pursuant to the stock power annexed hereto as Annex A. For the purposes of this paragraph, we have agreed that the shares have a value at $0.3615 per share. Ion hereby agrees to release you from all claims and obligations arising out of the Notes and the Stock Pledge Agreements dated October 17, 2001.

                                (c)            Ion will pay you $8,000 to cover certain expenses of yours in connection with this Agreement. This payment will be made on the Effective Date. Other than with respect to this payment, you acknowledge and agree that all amounts due from any of the ION Released Parties (as defined below) under your Employment Agreement or otherwise, have been paid to you.

                2.              You and ION agree to the following General Release, and related provisions, all effective as of the date hereof:

                                (a)            In return for the discharge of indebtedness and other benefits described above as well as the mutual promises contained herein, you, on behalf of yourself, and your heirs, executors, administrators and assigns completely release ION, its subsidiaries and affiliates and their respective officers, directors, employees, agents, representatives and assigns (the “ION Released Parties”) from all claims of any kind, known and unknown, which you may now have or have ever had against the ION Released Parties, including claims for compensation, bonuses, severance pay, stock options, tax indemnity and all claims arising from your employment with ION, whether based on contract, tort, statute, federal or state law, local or municipal ordinance, regulation or any comparable law in any jurisdiction, other than any claims arising or resulting from fraud or willful misconduct on the part of the ION (excluding such claims arising or resulting from any matters in which you were involved or of which you were aware prior to the Separation Date) (the “ION Released Claims”). By way of example and not in limitation, the ION Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the New Jersey Law Against Discrimination, as well as any claims asserting wrongful termination, breach of contract, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract, and defamation.

                                (b)            In return for the benefits described above as well as the mutual promises contained herein, ION completely releases you and your heirs, executors, administrators and assigns (the “Saifi Released Parties”) from all claims of any kind, known and unknown, which ION may now have or have ever had against the Saifi Released Parties, including all claims arising from your employment with ION, whether based on contract, tort, statute, federal or state law, local or municipal ordinance, regulation or any comparable law in any jurisdiction, other than any claims arising or resulting from fraud or willful misconduct on the part of any of the Saifi Released Parties (the “Saifi Released Claims”).

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                                (c)            You acknowledge and understand that a release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621-634, is subject to special waiver protection under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent that you have carefully read this Agreement in its entirety, that you have had an opportunity to consider fully the terms of this Agreement for twenty-one (21) days (although you need not take all 21 days) and that you have seven (7) days after you sign this Agreement in which to revoke this Agreement. You further represent that you have been advised by ION to consult with an attorney of your choosing in connection with this Agreement, that you have discussed the Agreement with your independent legal counsel or have had a reasonable opportunity to do so, and that you are signing this agreement voluntarily and of your own free will.

                                (d)            You represent that you have not filed or authorized to be filed on your behalf any claims, administrative proceedings or lawsuits against ION, and you agree that you will not do so at any time in the future with respect to the subject matter of any ION Released Claim.

                                (e)            ION represents that it has not filed or authorized to be filed on its behalf any claims, administrative proceedings or lawsuits against you, and it agrees that it will not do so at any time in the future with respect to the subject matter of any Saifi Released Claim.

                3.              You understand and agree that you are not entitled to any severance or tax indemnity from ION.

                4.              You hereby represent and warrant to ION that:

                                (a)            You have the full legal capacity and unrestricted power to execute and deliver this Agreement, and to perform, your obligations hereunder. Your execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which you are a party or by which you are bound.

                                (b)            This Agreement has been duly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency and similar laws, by moratorium laws from time to time in effect and by general equity principles.

                5.              (a)            You and ION agree to characterize your separation from employment as being a mutual decision.

                                (b)            You will not intentionally make any public statement to third parties, the public, the press, the media, or any administrative agency that disparages, or is likely to cause injury to, ION. Likewise, ION will instruct its directors and officers not to make any public

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statement to third parties, the public, the press, the media, or any administrative agency that disparages, or is likely to cause injury to, you.

                6.              ION acknowledges that you have returned to ION all ION property (including, without limitation, keys to all offices and facilities, employee handbooks, business cards, customer files, corporate credit cards, telephone calling cards, files and sales material as well as any and all reproductions thereof) that is in your possession. You acknowledge that you have taken a copy of your personal computer files and electronic information in your personal computer, which files and electronic information does not include any property of ION, and ION acknowledges that you will keep such files and electronic information.

                7.              (a)             You agree that you will, upon a reasonable request made by the Chairman of the Board of Directors (the “Chairman”) or by the Board of Directors (the “Board”) or any committee thereof, cooperate with ION and its counsel (internal and external) in connection with (i) any matter with which you were involved while employed with ION or of which you have knowledge as a result of your employment with ION and (ii) any administrative proceeding or litigation relating to any such matter, by providing information, answering questions, or appearing as a witness. The Company will reimburse reasonable expenses and pay a per diem amount based on your last salary if it requests your assistance.

                8.              (a)            You agree that you will not at any time use or disclose, any confidential or proprietary information of ION.

                                (b)            You and ION acknowledge and agree that a remedy at law for any breach or threatened breach of the provisions of Sections 5(b) and 8 would be inadequate, and, therefore agree that ION would be entitled to injunctive relief in addition to any other rights and remedies in cases of any such breach or threatened breach.

                9.              Any and all inventions, creations, ideas relating to the business of ION, improvements and software of any nature whatsoever, whether or not patentable, developed by you prior to the Separation Date in the course of your employment with ION will always be the property of ION.

                10.           This Agreement will be governed, construed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of New Jersey, other than those that would defer to the substantive laws of another jurisdiction.

                11.           (a)            You and ION also agree that this Agreement contains all of the agreements and understandings between you and ION concerning the subject matter of this Agreement, and fully supersedes any prior agreements or understandings that we may have had with respect thereto.

                                (b)            No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to this Agreement and that is signed by you and by the Company (by its Chief Executive Officer as of the time of such amendment). No waiver by any person of any breach of any condition or provision contained in this Agreement will be

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deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person (in the case of ION, such waiver shall be executed by the Chief Executive Officer at the time of such waiver) and must specifically refer to the condition(s) or provision(s) of this Agreement being waived. In the event of any inconsistency between this Agreement and the terms of any plan, program, arrangement or agreement or other document of you or ION, the terms of this Agreement will govern and control.

                                (c)            You hereby represent and warrant that there are no verbal or written agreements with any parties of which you have knowledge, which have not been documented and communicated to ION’s Chief Executive Officer, Norm Corn.

                                (d)            ION shall be entitled to withhold from any amounts or benefits payable under this Agreement or otherwise taxes that are required to be withheld by applicable law, such withholding to be at the minimum statutory rate(s) permitted by law.

                                (e)            You acknowledge you have been represented by counsel of your own choosing and that you have chosen to enter into this Agreement and based upon your own judgment and not in reliance upon any promises made by ION other than those contained in this Agreement.

                If this letter comports with your understanding of our agreement, please sign on the line provided below and return the original by hand delivery.

Sincerely,

ION NETWORKS, INC.

________________________
Norm Corn
Chief Executive Officer

I have read and understand the agreement above and agree to be bound by its terms and conditions.

______________________________	Dated:_________________________
CAMERON SAIFI	October __, 2004
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